Exhibit 99.1

Dr. Yvonne Greenstreet Appointed as an Independent Member of the
Moelis & Company Board of Directors

New York, February 19, 2015:  Moelis & Company (NYSE: MC), a leading global independent investment bank, today announced the appointment of Dr. Yvonne Greenstreet as an independent member of the Board of Directors.

Dr. Greenstreet has over 20 years of experience in the pharmaceutical industry and has held senior roles in research and development, strategy, commercial development and portfolio management. She was formerly Senior Vice President and Head of Medicines Development for Pfizer where she was a member of the Specialty Business global executive team. Dr. Greenstreet also spent 18 years at GlaxoSmithKline, most recently as Senior Vice President and Chief of Strategy for Research and Development and a member of the corporate portfolio management board. She held a variety of positions at GlaxoSmithKline prior to this, including Chief Medical Officer for Europe.

Ken Moelis, Chairman and CEO of Moelis & Company, said, “Yvonne’s wealth of experience in the pharmaceutical industry and her proven track record as a highly regarded business leader will greatly benefit our Firm and our clients. We are delighted to welcome her as Moelis & Company’s newest Board member.”

Dr. Greenstreet currently serves on the Board of Directors of Pacira Pharmaceuticals, a specialty pharmaceutical company focused on the development of products for postsurgical pain control, the Board of Directors of Advanced Accelerator Applications, a radiopharmaceutical company that develops diagnostic and therapeutic products, and the Board of Directors of Indivior, a pharmaceutical company that develops products to treat addiction. She is also a member of the Scientific Advisory Board of the Bill & Melinda Gates Foundation.

Dr. Greenstreet holds a Bachelor of Medicine, Bachelor of Surgery from the University of Leeds, United Kingdom, and an M.B.A. from INSEAD, France.

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About Moelis & Company

Moelis & Company is a leading global independent investment bank that provides innovative strategic advice and solutions to a diverse client base, including corporations, governments and financial sponsors.  The Firm assists its clients in achieving their strategic goals by offering comprehensive integrated financial advisory services across all major industry sectors.  Moelis & Company’s experienced professionals advise clients on their most critical decisions, including mergers and acquisitions, recapitalizations and restructurings and other corporate finance matters.  The Firm serves its clients with 550 employees based in 17 offices in North and South America, Europe, the Middle East, Asia and Australia. For further information, please visit: www.moelis.com.

Media Contact:

Andrea Hurst

Moelis & Company

T: + 1 212 883 3666

M: + 1 347 583 9705

andrea.hurst@moelis.com

Investor Contact:

Kate Pilcher Ciafone

Moelis & Company

T: + 1 212 883 3807

kate.ciafone@moelis.com